Exhibit 10.20

GCM GROSVENOR

DEFERRED COMPENSATION PLAN

ARTICLE I
PURPOSE

Grosvenor Capital Management, L.P., GCM Customized Fund Investment Group, L.P. and their respective affiliates (hereinafter, collectively, the “Company”) hereby adopt the Company’s Deferred Compensation Plan (hereinafter, this “Plan”) for the benefit of a select group of management or highly compensated employees. This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding and fiduciary requirements set forth in Title I of ERISA (as defined below). This Plan shall be effective as of January 1, 2019.

ARTICLE II
DEFINITIONS

In this Plan, the following terms have the meanings indicated below:

2.01 “Account” means a bookkeeping entry used to record deferrals made on a Participant’s behalf under Article III of this Plan and gains and losses credited to these deferrals under Article IV of this Plan.

2.02 “Beneficiary” means the Person or Persons, natural or otherwise, designated in writing, to receive a Participant’s vested Account if the Participant dies before distribution of his or her entire vested Account. A Participant may designate one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant’s Beneficiary designation will be made pursuant to such procedures as the Committee may establish, and delivered to the Committee before the Participant’s death. The Participant may revoke or change this designation at any time before his or her death by following such procedures as the Committee may establish. If the Committee has not received a Participant’s Beneficiary designation before the Participant’s death or if the Participant does not otherwise have an effective Beneficiary designation on file when he or she dies, the Participant’s vested Account will be distributed to the Participant’s spouse if surviving at the Participant’s death, or if there is no such spouse, the Participant’s estate. Such spouse or estate shall be considered a Beneficiary for purposes of this Plan.

2.03 “Bonus” means the annual or other bonus award designated by the Committee for deferral under this Plan.

2.04 “Bonus Date” means the date on which an Eligible Employee’s Bonus commences to vest, as set forth in an award agreement.

2.05 “Cause” means the occurrence of one or more of the following: (i) the Participant has committed (whether or not at the workplace) (A) an act of fraud, embezzlement, or misappropriation of funds or property, (B) a breach of fiduciary duty or (C) an illegal, unethical, or dishonest act or omission, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback; (ii) the Participant has been indicted for or convicted by a court of competent jurisdiction of, or has pleaded guilty or nolo contendere to, (A) any felony, (B) any crime involving moral turpitude or (C) any other crime that reasonably could impair the Participant’s ability to perform his/her duties to a GCM Grosvenor Party in a satisfactory manner; (iii) the Participant has committed a willful breach of any of the covenants, terms or provisions of his or her Employment Agreement (if any) or any other agreement with a GCM Grosvenor Party, or engaged in any other willful act or omission (whether or not at the workplace) that (A) injures or has the potential to injure a GCM Grosvenor Party, or (B) impairs or has the potential to impair the Participant’s ability to perform his/her duties to a GCM Grosvenor Party in a satisfactory manner, which, if curable, remains uncured following ten (10) calendar days written notice to the Participant describing such breach; (iv) the Participant has willfully failed or refused to follow the lawful and good faith directions of a GCM Grosvenor Party, which, if curable, remains uncured following ten (10) calendar days’ written notice to the Participant describing such failure or refusal; (v) the Participant has been grossly negligent or has engaged in willful misconduct in the performance of his/her duties to a GCM Grosvenor Party; (vi) the Participant has reported to work under the influence of alcohol, used or possessed illegal drugs (whether or not at the workplace), or engaged in other conduct (whether or not in conjunction with his/her duties hereunder) that is detrimental to a GCM Grosvenor Party or causes any of them public disgrace, disrepute or material harm; (vii) the Participant has violated any of the terms of a GCM Grosvenor Party’s established policies or any applicable law, statute, regulation, or rule of any government authority having jurisdiction over the Participant’s business or affairs, which, if curable, is not cured to the GCM Grosvenor Party’s reasonable satisfaction within ten (10) calendar days after written notice thereof to the Participant; (viii) the occurrence of “Cause” as defined in such Participant’s Employment Agreement (if any); or (ix) the Participant, other than pursuant to the notice required pursuant to such Participant’s Employment Agreement (if any) or the applicable GCM Grosvenor Party Employee Handbook terminates his or her employment with the GCM Grosvenor Party.

For purposes of this “Cause” definition, no act or failure to act on the part of a Participant shall be considered “willful” unless done, or omitted to be done, by him/her in bad faith or without a reasonable belief that his/her action or omission is in the best interests of the GCM Grosvenor Parties.

2.06 “Code” means the Internal Revenue Code of 1986, as amended.

2.07 “Committee” means any individual, committee or group designated by the Company to administer this Plan. The Committee has full discretionary authority to administer and interpret this Plan, to determine eligibility for Plan benefits, to select employees for Plan participation, and to correct errors. The Committee may delegate its duties and responsibilities and, unless the Committee expressly provides to the contrary, any such delegation will carry with it the Committee’s full discretionary authority to accomplish the delegation. Decisions of the Committee and its delegates will be final and binding on all Persons. If at any time no Committee is designated to administer the Plan, references in the Plan to the Committee shall be deemed to refer to the Company.

2.08 “Company” means Grosvenor Capital Management, L.P., GCM Customized Fund Investment Group, L.P. and their respective affiliates and any successors thereto.

2.09 “Deferral Payment Date” means, unless otherwise provided in an award agreement, the earliest to occur of: (a) a Partial Payment Date and (b) the Participant’s death or Disability.

2.10 “Disability” means (a) that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) that the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, or (c) such other definition of “disability” or becoming “disabled” as determined is appropriate for purposes of satisfying Section 409A of the Code.

2.11 “Eligible Employee” means an employee of a GCM Grosvenor Party who has been selected by the Committee for Plan participation. An individual will cease to be an Eligible Employee on the earliest of: (a) the date the individual ceases to be employed by a GCM Grosvenor Party; (b) the date this Plan is terminated; or (c) the date the individual is notified by the Committee that he or she is no longer an Eligible Employee.

2.12 “Employment Agreement” means a Participant’s employment or other service-related agreement with any GCM Grosvenor Party.

2.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14 “First Partial Payment Date” means, unless otherwise provided in an award agreement, the first May 31 following the first anniversary of the Bonus Date.

2.15 “Forfeiture Event” means, with respect to any Participant, (i) the Participant’s Termination of Employment for Cause, (ii) the willful breach by such Participant of (A) this Plan or any award agreement related to this Plan, (B) the Holdings Agreement (if such Participant or his or her designated individual is a Holdings Member), (C) such Participant’s Employment Agreement (if any), (D) any other agreement by which such Participant is granted a carried interest or incentive allocation by any GCM Grosvenor Party or (E) any related agreement, in each case which, if curable, remains uncured following ten (10) calendar days written notice to the Participant describing such breach, or (iii) the material violation by such Participant of a GCM Grosvenor Party’s Employee Handbook or Compliance Policies and Procedures which, if curable, remains uncured following ten (10) calendar days written notice to the Participant describing such violation.

2.16 “GCM Grosvenor Fund” means any investment fund or managed account for which a GCM Grosvenor Party serves as general partner, managing member, investment manager, investment adviser, sub-adviser or other similar or related capacity.

2.17 “GCM Grosvenor Party” means the Company and any of its affiliates.

2.18 “Holdings” means, together, Grosvenor Holdings, L.L.C., Grosvenor Holdings II, L.L.C., GCM Grosvenor Management, L.L.C. and, in each case, any successor thereto or other entity designated by the Company in its sole discretion as an entity deemed within the definition of “Holdings” herein.

2.19 “Holdings Agreement” means, together, the Limited Liability Company Agreements of Holdings, in each case as amended from time to time.

2.20 “Holdings Member” means a Participant that is a member of Holdings.

2.21 “Investment Product” means (i) any investment entity or vehicle of a type commonly known as a “hedge fund,” a credit fund, an infrastructure fund, a real estate fund, a multi-asset class fund, an alternative investment fund, a private equity fund, a fund of hedge funds, or a fund of private equity funds, or (ii) any other type of investment product which is, at the time of such investment, similar to an investment product managed or sponsored directly or indirectly by a GCM Grosvenor Party.

2.22 “Partial Payment Date” means, unless otherwise provided in an award agreement, each May 31 commencing on the First Partial Payment Date and each of the next nine anniversaries of the First Partial Payment Date.

2.23 “Participant” means a current or former Eligible Employee who retains an Account.

2.24 “Person” means and includes a natural person and any other person, entity, trust or fiduciary arrangement, partnership, corporation, limited liability company, group, or association, whether or not recognized by law as having a separate legal personality.

2.25 “Plan” means the Company’s Deferred Compensation Plan, as amended from time to time.

2.26 “Restricted Period” means, with respect to any Participant, the period beginning on the first Bonus Award Date and ending on the first anniversary of the date of the Participant’s Termination of Employment, or such period otherwise specified in a Participant’s award agreement.

2.27 “Termination of Employment” means separation from service with all GCM Grosvenor Parties, other than by reason of death, as determined in accordance with Section 409A of the Code.

ARTICLE III

BONUS DEFERRALS; VESTING AND FORFEITURES

3.01 Deferrals. For each Eligible Employee, the Committee may award a Bonus that will be deferred on behalf of the Eligible Employee pursuant to the terms of this Plan.

3.02 Vesting of Bonus Account. Unless otherwise provided in an award agreement, a Participant’s Bonus (and an allocable portion of the gains and losses thereon pursuant to Section 4.01) will become vested over a period of five years as follows: 1/5 will vest on each of the first five anniversaries of the Bonus Date. Notwithstanding the foregoing, the outstanding portion of a Participant’s Account shall become fully vested immediately in the event of the Participant’s death or Disability. Further, the Committee has the sole discretion to accelerate the vesting of a Participant’s Account at any time.

3.03 Forfeiture and Event of Repayment. Notwithstanding the foregoing:

(a) Upon a Participant’s Termination of Employment for any reason other than for Cause, prior to being fully vested in the Participant’s entire Account, all portions of the Account that have not vested as of the date of such Termination of Employment will be forfeited and the vested but unpaid portion of the Participant’s Account will continue to be paid to the Participant in accordance with the provisions of this Plan; and

(b) Upon a Forfeiture Event with respect to a Participant, the Participant’s entire Account (whether vested or unvested) will be forfeited, and, if the Participant has received a distribution from this Plan, the Company in its sole and absolute discretion may require the Participant to repay to the Company the entire amount so paid.

3.04 Time of Crediting. Bonuses shall be credited to the Participants’ Accounts as soon as administratively feasible following the Bonus Date as the Committee in its sole discretion shall determine and shall communicate to the Participants.

3.05 Account. The Committee shall establish and maintain an Account in the name of each Participant. A Participant’s Account shall be credited on the Participant’s behalf with each Bonus awarded to such Participant under this Plan, as well as the Participant’s allocable share of any earnings (or losses) thereon and, in the Company’s discretion, the allocable share of expenses (including, but not limited, to legal fees and expenses) incurred by the Company for the establishment, administration and maintenance of this Plan. Each Participant’s Account shall be reduced by any distributions made plus any federal and state tax withholding, any social security withholding tax and any other tax withholding as may be required by law.

3.06 Prohibition Against Funding. Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and Beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Company and the Participants, their Beneficiaries or any other Person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Company, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of the ERISA. Each Participant and Beneficiary shall be required to look to the provisions of this Plan and to the Company itself for enforcement of any and all benefits due under this Plan, and to the extent any such Person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The Company shall be designated the owner and beneficiary of any investment acquired in connection with its obligations under this Plan.

ARTICLE IV
EARNINGS

4.01 Adjustments for Gains and Losses.

(a) The Bonuses in each Participant’s Account will be credited with a rate of return (or losses), as applicable, commensurate with (i) the cumulative return on investments made by Grosvenor Capital Management Holdings, LLLP in select investment strategies managed by the GCM Grosvenor Parties, excluding carried interest, (ii) such other investment fund, benchmark or index reasonably determined from time to time by the Company or (iii) as otherwise described in an award agreement.

(b) The Committee shall adjust the amounts credited to each Participant’s Account to reflect the Bonuses’ investment experience (as described in Section 4.01(a)), distributions and any other appropriate adjustments. Such adjustments shall be made as frequently as determined by the Committee in its sole and absolute discretion, but not less frequently than annually.

ARTICLE V

TIME AND FORM OF DISTRIBUTIONS

5.01 Distributions. Except as otherwise provided in Section 3.03, 5.02 and 5.03 and this Section 5.01, each Participant, or if applicable, the Participant’s Beneficiary or estate, shall commence to receive distributions, in cash, securities, other property or a combination thereof as determined by the Committee in its sole discretion, of the outstanding portion of the Participants’ Account on or as soon as administratively practicable following each Deferral Payment Date applicable to the Participant, in the form of (a) ten annual installments (as described below), if distribution commences on the First Partial Payment Date (i.e., if the Participant is receiving a distribution not by reason of the Participant’s death or Disability) or (b) a single lump sum distribution, if distribution commences by reason of the Participant’s (i) death or (ii) Disability, in each case, less all applicable withholdings, pursuant to Section 5.04. However, if after a Participant commences to receive one or more annual installments, the Participant dies or suffers a Disability, then distribution of the remaining unpaid portion of such Participant’s Account as of the date of such death or Disability will be made in a single lump sum as soon as administratively practicable following the occurrence of such event.

If a Participant is entitled to a distribution as of a Partial Payment Date, then, unless otherwise set forth in the Participant’s award agreement, the payment amounts shall be made in accordance with the following schedule, with each designated payment percentage related to the initial amount of the Participant’s Bonus, plus or minus an allocable portion of the gains and losses thereon as described in Section 4.01, generally calculated as of the end of the calendar year immediately preceding such distribution, and minus all applicable withholding pursuant to Section 5.04:

Partial Payment Date	Incremental Percentage Distribution	Cumulative Percentage Distribution

First Partial Payment Date	5%	5%
Second Partial Payment Date	5%	10%
Third Partial Payment Date	5%	15%
Fourth Partial Payment Date	5%	20%
Fifth Partial Payment Date	10%	30%
Sixth Partial Payment Date	10%	40%
Seventh Partial Payment Date	15%	55%
Eighth Partial Payment Date	15%	70%
Ninth Partial Payment Date	15%	85%
Tenth Partial Payment Date	15%	100%

For so long as a Participant remains employed by a GCM Grosvenor Party, the relevant percentage distribution pursuant to the above table shall apply to both the vested and unvested portion of the Participant’s initial Participant’s Bonus (plus or minus gains and losses as reflected in the Participant’s Account). From and after the date of the Participant’s Termination of Employment, the relevant percentage distribution pursuant to the above table shall relate only to portion, if any, of the Participant’s Bonus (plus or minus gains and losses as reflected in the Participant’s Account) that was vested as of the date of such Termination of Employment in accordance with Article III hereof.

Notwithstanding the foregoing, distributions shall be made at a later time or times to the extent required to comply with Section 409A of the Code (including, without limitation, any delays required to the extent the Participant is a “specified employee” for purposes of Section 409A of the Code as of the date of the Participant’s Termination of Employment) and such later date or dates shall be the Participant’s Deferral Payment Date(s) for purposes of the Plan and, subject to Section 409A of the Code, the Committee may make payment of all or any part of the Participant’s Account balance before any payments would otherwise be due, if, based on a change in the federal tax or revenue laws or other applicable law, the Committee determines that a Participant has or will receive income under this Plan for federal income tax purposes with respect to amounts that are or will be payable under this Plan before they are to be paid to the Participant. In the event any such accelerated payment is made, such Participant will receive such accelerated payments in the same form of distribution provided under this Plan. In addition, notwithstanding any provision of this Plan to the contrary, to the extent that the Committee determines that this Plan or any deferral made pursuant to this Plan that is or becomes subject to Section 409A of the Code fails to comply with the requirements of Section 409A of the Code, the Committee reserves the right to amend or terminate this Plan in order to cause the deferral to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

5.02 Death; Disability. If a Participant dies or becomes Disabled with an amount in his or her Account, the Participant’s or the Participant’s Beneficiary (as applicable) will receive the remaining unpaid portion of the Participant’s entire Account (whether vested or unvested, to the extent not previously forfeited), which shall be paid in a lump sum as soon as administratively practicable following the Participant’s death or Disability, subject to Section 5.04.

5.03 Beneficiary Designation. The Participant shall have the right, at any time, to submit in substantially the form that shall be provided to the Participant for this purpose from time to time, a written designation of primary and secondary Beneficiaries to whom payment under this Plan shall be made in the event of his or her death prior to complete distribution of the amounts payable hereunder. Each Beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Company. The Company shall have the right, in its sole discretion, to reject any Beneficiary designation that is not in a form reasonably satisfactory to the Company. Any attempt to designate a Beneficiary, other than as provided in this Section 5.03, shall be ineffective.

5.04 Withholding. Notwithstanding anything to the contrary in the Plan, the Company will deduct from Plan payouts, or from other compensation payable to a Participant or Beneficiary, amounts required by law to be withheld for taxes with respect to distributions under this Plan. The Company reserves the right to reduce any deferral or other amount that would otherwise be made to or credited under this Plan on behalf of a Participant by a reasonable amount, and to use all or a portion of this reduction to satisfy the Participant’s tax liabilities under this Section 5.04.

ARTICLE VI

CLAIMS ADMINISTRATION

6.01 General. In the event that a Participant or his or her Beneficiary does not receive any Plan benefit that is claimed, such Participant or Beneficiary shall be entitled to consideration and review as provided in this Article VI. Such consideration and review shall be conducted in a manner designed to comply with Section 503 of the ERISA.

6.02 Claim Review. Upon receipt of any written claim for benefits, the Committee shall be notified and shall give due consideration to the claim presented. If the claim is denied to any extent by the Committee, the Committee shall furnish the claimant with a written notice setting forth (in a manner calculated to be understood by the claimant):

(a) the specific reason or reasons for denial of the claim;

(b) a specific reference to the Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the provisions of this Article VI.

6.03 Right of Appeal. A claimant who has a claim denied under Section 6.02 may appeal to the Committee for reconsideration of that claim. A request for reconsideration under this section must be filed by written notice within 60 days after receipt by the claimant of the notice of denial under Section 6.02.

6.04 Review of Appeal. Upon receipt of an appeal the Committee shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Committee feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Committee shall issue a written decision which shall be binding on all parties. The decision shall be written in a manner calculated to be understood by the claimant and shall specifically state its reasons and pertinent Plan provisions on which it relies. The Committee’s decision shall be issued within 60 days after the appeal is filed, except that if a hearing is held the decision may be issued within 120 days after the appeal is filed.

6.05 Designation. The Committee may designate one or more of its members or any other Person of its choosing to make any determination otherwise required under this Article VI.

6.06 Arbitration.

(a) A claimant whose appeal has been denied under Section 6.04, and who wishes to challenge such denial, or who otherwise wishes to bring a claim under this Plan, will be required to submit such claim to final and binding arbitration by JAMS in Chicago, Illinois, in accordance with this Section 6.06 and, to the extent not inconsistent herewith, the JAMS Employment Arbitration Rules & Procedures then in effect. Likewise, the Company is required to submit to arbitration any claim or defense it might have against a Participant arising out of or relating to this Plan. Each Participant and the Company agree that claims by a Participant may only be brought in the party’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding. In that regard, each Participant specifically agrees not to file, initiate directly or indirectly, join, or participate in any class or collective action. If a class or collective is filed purporting to include a Participant, then such Participant shall take all steps necessary to refrain from opting in or to opt out or otherwise exclude the Participant from the action, as appropriate. Each Participant and the Company hereby waive their respective rights to have any claims tried before a judge or jury except as provided in the next sentence. Notwithstanding the foregoing, the Company may elect to enforce Articles VII and VIII by filing an action in a court of law or equity.

(b) Any arbitration called for by this Section 6.06 shall be conducted in accordance with the following procedures:

(i) A Participant may demand arbitration pursuant to Section 6.06(a) hereof no later than six months after the events or omissions giving rise to the demand for arbitration, by giving written notice of such demand (the “Demand Notice”) to the Company, which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.

(ii) Within thirty (30) days after the giving of a Demand Notice, the Company shall select and designate in writing to the other party one reputable, disinterested individual willing to act as an arbitrator of the claim, dispute or controversy in question. The Company shall use its reasonable best efforts to select a former judge having no affiliation with any of the parties as the arbitrator.

(iii) All filings, submissions and presentations in the arbitration proceeding shall be confidential. Any decision by the arbitrator shall be confidential and shall be shielded from public access.

(iv) The arbitrator may award the same remedies (which may include attorney’s fees) to the prevailing party that would have been available in court for the type of claim that was brought.

(c) Any decision rendered by the arbitrator pursuant to this Section 6.06 shall be final and binding on, and nonappealable by, the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction. Any action to enforce an award shall be filed under seal.

(d) Except for claims which the Company elects to adjudicate in a court of law pursuant to Section 6.06(a), and except as set forth in Section 6.06(e) below arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in Section 6.06(a) hereof, and each Participant and the Company stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The arbitrator shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of the Plan to arbitrate set forth in this Section 6.06. The provisions of this Section 6.06 shall survive the dissolution of the Company.

(e) Nothing in this Section 6.06 or otherwise in this Plan shall be deemed to prohibit a Participant from contacting, speaking, participating or cooperating with any governmental agency or self-regulatory organization in any investigation, administrative proceeding or action.

(f) If the arbitrator finds any part of this Section 6.06 illegal, invalid or unenforceable, such a finding shall not affect the legality, validity, or enforceability of the remaining parts of Section 6.06, and the illegal, invalid or unenforceable part will be stricken from this Plan. Except as set forth in the preceding sentence, nothing contained herein shall be deemed to give the arbitrator any authority, power or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Plan.

ARTICLE VII

CONFIDENTIAL INFORMATION

7.01 “Confidential Information” as used herein shall mean all confidential and proprietary information of each GCM Grosvenor Party and their respective general partners, managing members, or managers, and/or their respective affiliates (collectively, the “GCM Group”), including, without limitation, confidential or proprietary information regarding clients, client lists, fee and pricing policies, marketing materials, portfolio selection, trading practices and policies, investment techniques, investment processes, investment advisory, technical, and research data, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, trade secrets, descriptive materials relating to any of the foregoing, and information provided to any GCM Grosvenor Party by others which the GCM Grosvenor Party is obligated to keep confidential, whether such information is in the memory of a Participant or is embodied in written, electronic, or other tangible form.

7.02 Non-Disclosure. Each Participant recognizes and acknowledges that the Confidential Information constitutes valuable, special, and unique assets of the GCM Group because, among other reasons, such Confidential Information (i) has been developed at substantial expense and effort over a period of many years, (ii) constitutes a material competitive advantage for the GCM Grosvenor Parties which is not known to the general public or competitors, (iii) could not be duplicated by others without extraordinary expense, effort and time, (iv) constitutes “trade secrets” as such term is used in the Illinois Trade Secrets Act (and counterpart statutes of other states where the GCM Grosvenor Parties conduct business) or (v) is information of a private nature. No Participant shall, either before or at any time after the Termination of Employment for any reason or under any circumstance, use for Participant’s benefit or disclose to or use for the benefit of any other Person, any Confidential Information for any reason or purpose whatsoever, directly or indirectly, except as may be required or otherwise appropriate pursuant to his/her employment by a GCM Grosvenor Party, unless and until such Confidential Information becomes public or generally available to Persons other than the GCM Grosvenor Parties other than as a consequence of the breach by a Participant of his/her confidentiality obligations hereunder (after which such public or otherwise generally available information shall no longer be deemed to be Confidential Information). Notwithstanding the foregoing, if a Participant is, in the opinion of counsel acceptable to the Company, compelled by law to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, the Participant may disclose such information, provided, however, that the Participant shall promptly notify the Company of such requirement so that the Company may seek a protective order. Nothing in this Article VII or otherwise in this Plan prohibits a Participant from reporting possible violations of applicable federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable federal law or regulation. Participants do not need the Company’s prior authorization to make any such reports or disclosures, and Participants are not required to notify the Company that a Participant has made such reports or disclosures. Each Participant also expressly acknowledges that Performance Records constitute Confidential Information. For the avoidance of doubt, each Participant agrees that “Performance Records” means the financial performance, track record, investment decisions and analysis or any related information of (i) any GCM Grosvenor Fund, irrespective of inception date, investment date or date on which a GCM Group entity began managing or advising any such GCM Grosvenor Fund, and (ii) any current, former or future investment made by a GCM Group entity, irrespective of the investment date of such investment. The parties expressly acknowledge that Performance Records are the exclusive property of the Company (even if they are otherwise publicly available), and no Participant is authorized to use or disclose them for any reason other than a Participant’s legitimate business purposes.

ARTICLE VIII

NON-COMPETITION AND RESTRICTIVE COVENANTS

8.01 Non-Competition and Restrictive Covenants. Each Participant acknowledges that (i) the Company, by and through its subsidiaries and affiliated companies, conducts business throughout the world, (ii) the Company and the GCM Group have a vital and continuing interest in protecting that business, including without limitation, their existing and prospective relationships with clients and with investment funds in which any GCM Grosvenor Party or investment funds managed by any of them invest, its marketing agents, and its officers, employees, and consultants (“GCM’s Interests”), (iii) the covenants contained in this Article VIII are reasonably necessary to protect GCM’s Interests, including, but not limited to, those identified above, and (iv) the restrictions and other provisions hereafter set forth in this Article VIII are reasonable and necessary in all respects including, without limitation, duration, geographic reach, and scope of activities covered, to provide such protection of GCM’s Interests. Accordingly, each Participant agrees to be bound by and to faithfully observe the restrictions and covenants set forth hereafter in this Article VIII and further agrees that he/she will not do or attempt to do indirectly, through any other Person, or by any other manner, means, or artifice, anything which this Article VIII prohibits him/her from doing directly.

8.02 Investment Management or Advisory Services. No Participant shall, directly or indirectly (except in a Permitted Capacity), until the expiration of the Restricted Period, either (x) provide or offer (or attempt to provide or offer), whether as an officer, director, employee, partner, consultant, shareholder, independent contractor or otherwise, investment advisory or investment management services to any Person anywhere in the world, or (y) become an officer, director, partner, owner, or employee of, or contractor with or consultant to, or invest in, any Person which provides services described in clause (x) or which acts as distribution agent for (or otherwise sells or markets the services of) any Person that provides the services described in clause (x), to the extent that an act described in this clause (y) relates to the business or activity of providing any of the services described in clause (x).

8.03 Multi-Manager Alternative Strategies. No Participant shall, directly or indirectly (except in a Permitted Capacity), until the expiration of the Restricted Period, either:

(x) provide or offer (or attempt to provide or offer), whether as an officer, director, employee, partner, consultant, shareholder, independent contractor or otherwise, investment advisory or investment management services which are directly competitive with the types of services that are or were, within the preceding two (2) years, offered by any GCM Grosvenor Party (or by any Investment Product directly or indirectly managed by a GCM Grosvenor Party) at any time during the period from a Participant’s initial Bonus Date until the Participant’s Termination of Employment; or

(y) become an officer, director, partner, owner, or employee of, or contractor with or consultant to, or invest in, any Person which provides services described in subparagraph (x), or which acts as distribution agent for (or otherwise sells or markets the services of) any Person that provides the services described in subparagraph (x), or which acts as a distribution agent for (or otherwise sells or markets the services of) any Person which provides services described in subparagraph (x), to the extent that an act described in this subparagraph (y) relates to the business or activity of providing any of the services described in subparagraph (x).

8.04 Investment of Participant’s Own Funds. Without the consent of the Company, no Participant shall, directly or indirectly, until the expiration of the Restricted Period, invest (or assist in the investment of) Participant’s own funds or any other funds controlled, advised or administered in any way by him/her in any Investment Product, other than one managed directly or indirectly by a GCM Grosvenor Party.

8.05 Interference. No Participant shall, directly or indirectly (except in a Permitted Capacity), until two (2) years after Participant’s Termination of Employment, interfere with the relations of any GCM Grosvenor Party, or of any Investment Product directly or indirectly managed by a GCM Grosvenor Party, with any Person who, at any time during the period from the date of a Participant’s initial Bonus Date until the Participant’s Termination of Employment, was or had been (u) a Past Client, Present Client or Potential Client, (v) a fund or other Investment Product in which were invested any funds managed directly or indirectly by any GCM Grosvenor Party, (w) a manager included in the GCM Group’s database of investment managers, (x) the manager, advisor, general partner or similar entity or Person of any Person described in clause (w) (a “Investment Product Manager”), (y) an officer, partner, director, manager or other Affiliate of any such Investment Product Manager (a “Manager of an Investment Product Manager”), or (z) any distribution agent or other Person who acts on behalf of a GCM Grosvenor Party in selling or marketing the services of such GCM Grosvenor Party (“Marketing Agent”).

8.06 No Solicitation of Clients or Marketing Agents. No Participant shall, directly or indirectly (except in a Permitted Capacity), until two (2) years after Participant’s Termination of Employment, solicit, enter into, or propose to enter into any employment, consulting, investment management, investment advisory, or any other business relationship or agreement with any Past Client, Present Client, Potential Client, or Marketing Agent.

8.07 No Employee Solicitation. No Participant shall, directly or indirectly (except in a Permitted Capacity), until two (2) years after Participant’s Termination of Employment, induce or attempt to induce any officer or employee of or consultant to any GCM Grosvenor Party or of any Investment Product directly or indirectly by it, to terminate his/her employment or consultancy with such entity.

8.08 Hiring by Employee. No Participant shall, directly or indirectly (except in a Permitted Capacity), until two (2) years after Participant’s Termination of Employment, directly or indirectly hire or retain, or attempt to hire or retain, any Person described in Section 8.07.

8.09 Time Limitation. During the period after a Participant’s Termination of Employment, Sections 8.05 and 8.06 shall apply only to (i) Past Clients, Present Clients and Potential Clients who were such as of such termination, (ii) Investment Products in which funds were invested directly or indirectly by any GCM Grosvenor Party or a manager of which was contained in the GCM Group’s database of investment managers at any time within two (2) years prior to such Participant’s Termination of Employment, and to Investment Product Managers and Managers of Investment Product Managers of such Investment Products, and (iii) Marketing Agents who acted in such capacity at any time within two (2) years prior to such Participant’s Termination of Employment.

8.10 Invest In. For purposes of Sections 8.02 and 8.03, the term “invest in” shall be deemed to exclude any investment or related series of investments constituting less than five per cent (5%) of the outstanding capital stock of a company whose stock is publicly traded.

8.11 Clients. For purposes of Sections 8.05 and 8.06, “Past Client” shall mean at any particular time, any Person who at any time within two years prior to such time has been but at such time is not, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) a GCM Grosvenor Party, or any consultant to such Person; “Present Client” shall mean at any particular time, any Person who is at such time, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) a GCM Grosvenor Party, or any consultant to such Person; and “Potential Client” shall mean at any particular time, (x) any Person to whom a GCM Grosvenor Party, any investment fund directly or indirectly managed by it, or any distribution agent or other Person acting on behalf of either, has within two years prior to such time, offered or solicited (by means of personal meeting, telephone call, or a letter or written proposal specifically directed to the particular Person) to serve as investment adviser or manager, or who has been offered or solicited to invest in any investment fund or other Investment Product directly or indirectly managed by a GCM Grosvenor Party (other than a registered investment company), but who is not at such time, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) a GCM Grosvenor Party, or (y) any consultant to such Person.

8.12 Permitted Capacity. As used in this Plan, “Permitted Capacity” means a Participant acting in his/her capacity as an employee of or consultant to any GCM Grosvenor Party.

8.13 No Disparagement. No Participant shall at any time disparage any GCM Grosvenor Party, any affiliate thereof, or any officer or employee of any of the foregoing. No Participant shall, without the prior written consent of the Company, make any written or oral statement concerning a Participant’s Termination of Employment or any circumstances, terms or conditions relating thereto, which statement is reasonably likely to become generally known to the public. Nothing in this Section 8.13 shall prevent a Participant from testifying truthfully in any judicial proceeding, law enforcement matter, or government investigation or lawfully filing or prosecuting any claim against any of the foregoing Persons in accordance with Article VI above.

8.14 Future Business Activities. If, at any time or times in the future, any GCM Grosvenor Party engages in business or activities in addition to or in lieu of its present activity, the provisions of this Article VIII shall apply to all such business and activities.

8.15 Restrictions Reasonable. Each Participant acknowledges and agrees that the restrictions and other provisions set forth above in this Article VIII are reasonable, in all respects, including without limitation duration, geographic reach, and scope of activities covered. Further, each Participant acknowledges that in agreeing to these restrictions, he/she has received and has relied upon the independent advice and counsel of attorneys selected by him/her. Accordingly, each Participant agrees to be bound by and to faithfully observe the restrictions and covenants set forth above in this Article VIII, and further agrees that he/she will not do or attempt to do indirectly, through any other Person, or by any other manner, means, or artifice, anything which this Article VIII prohibits him/her from doing directly.

8.16 Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Article VIII are held to be in any respect an unreasonable restriction upon each Participant or are otherwise invalid, for whatsoever cause, then the court so holding is hereby authorized to (i) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (ii) effect any other change to the extent necessary to render any of the restrictions contained in this Plan enforceable.

ARTICLE IX

MISCELLANEOUS

9.01 Limitation of Rights. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Company, or give a Participant or Beneficiary, or any other Person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted. A Participant’s receipt of a Bonus under this Plan shall not guarantee that such Participant will be awarded a Bonus in any subsequent year under the terms of any subsequent deferred compensation or employee incentive plan.

9.02 Satisfaction of Claims. Payments to a Participant, the Participant’s legal representative, or Beneficiary in accordance with the terms of this Plan will, to the extent thereof, be in full satisfaction of all claims that Person may have hereunder against the Committee, the Company, and all affiliates, any of which may require, as a condition to payment, that the recipient execute a receipt and release in a form determined by the Committee, the Company or an affiliate.

9.03 Indemnification. To the extent that a Person is a party to an indemnification agreement with the Company or is otherwise indemnified by the Company, such indemnification provisions shall cover such Persons with respect to this Plan. Unless otherwise provided in any other agreement, arrangement or plan applicable to the Persons described immediately below, the following shall apply solely to such Persons not so covered: the Company and its affiliates will indemnify the Committee and employees of the Company and the affiliates to whom responsibilities have been delegated under this Plan for all liabilities and expenses arising from an act or omission in the management of this Plan if the Person to be indemnified did not act dishonestly or otherwise in willful violation of the law under which the liability or expense arises.

9.04 Assignment. No benefit under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge encumbrance or charge, and any such action shall be void for all purposes of this Plan. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any Person, nor shall it be subject to attachments or other legal process for or against any Person, except to such extent as may be required by law.

9.05 incompetence. If the Committee determines that any Person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Committee shall have the power to cause the payments becoming due to such Person to be made to another individual for the Participant’s benefit without responsibility of the Committee or the Company to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the obligations of the Company and the Committee.

9.06 Identity. If, at any time, any doubt exists as to the identity of any Person entitled to any payment hereunder or the amount or time of such payment, the Committee shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Committee shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Company and the Committee incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

9.07 Other Benefits. The benefits of each Participant or Beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or Beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

9.08 No Liability. No liability shall attach to or be incurred by any employee of the Company or any Committee member under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of this Plan or the receipt of amounts or benefits thereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all Persons claiming under or through any Participant or any other Person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

9.09 Amendment and Termination.

(a) Except as otherwise provided in this Section 9.09 and subject to Section 409A of the Code, the Company shall have the sole authority to modify, amend or terminate this Plan; provided, however, that any modification or termination of this Plan shall not reduce, without the consent of a Participant, a Participant’s right to any amounts already credited to his or her Account, or lengthen the time period for a payout from an established Account, on the day before the effective date of such modification or termination. If this Plan is terminated, Accounts will be distributed in a single lump sum in accordance with Article V as soon as administratively practicable following any of the Participant’s Deferral Payment Dates or on such earlier date as provided pursuant to the terms of this Plan or as otherwise determined by the Company in a manner consistent with Section 409A of the Code.

(b) Any other provision of this Plan to the contrary notwithstanding, this Plan may be amended by the Company at any time, and retroactively if required, to the extent that, in the opinion of the Company, such amendment shall be necessary in order to ensure that this Plan will be characterized as a plan maintained for a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or to conform this Plan to the requirements of any applicable law, including ERISA and the Code. No such amendment shall be considered prejudicial to any interest of a Participant or Beneficiary hereunder.

9.10 Company Determinations. Any determinations, actions or decisions of the Company (including but not limited to, Plan amendments and Plan termination) shall be made by the Committee in accordance with its established procedures or by such other individuals, groups or organizations that have been properly delegated by the Committee to make such determination or decision.

9.11 Committee.

(a) The Committee is expressly empowered to limit the amount of compensation that may be deferred; to interpret this Plan, and to determine all questions arising in the administration, interpretation and application of this Plan; to employ actuaries, accountants, counsel, and other Persons it deems necessary in connection with the administration of this Plan; to request any information from the Company it deems necessary to determine whether the Company would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Committee.

(b) The Committee shall not be liable for any actions by it hereunder, unless due to its own gross negligence, willful misconduct or lack of good faith.

(c) The Committee shall be indemnified and saved harmless by the Company from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Committee in good faith in the administration of this Plan, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense upon the request of the Committee. The Committee is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

9.12 Construction. All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Committee, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all Persons.

9.13 Governing Law. This Plan shall be governed by, construed and administered in accordance with the applicable laws of the State of Illinois.

9.14 Severability. Should any provision of this Plan or any regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of this Plan and, in such case, the appropriate parties shall immediately adopt a new provision or regulation to take the place of the one held illegal or invalid.

9.15 Headings. The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

9.16 Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

9.17 No Funding. This Plan constitutes a mere promise by the Company and its affiliates to make payments in the future in accordance with the terms of this Plan. Participants and Beneficiaries have the status of general unsecured creditors of the Company and its affiliates. Plan benefits will be paid from the general assets of the Company and its affiliates and nothing in this Plan will be construed to give any Participant or any other Person rights to any specific assets of the Company or its affiliates. In all events, it is the intention of the Company, all its affiliates and all Participants that this Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

9.18 Participant Agreement to Plan Terms. Each Participant who accepts a Bonus award under the Plan by entering into an award agreement with respect thereto shall be deemed to have agreed to all provisions set forth in the Plan, including, without limitation, the covenants, agreements and acknowledgement set forth in Articles VI, VII and VIII of the Plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized representative on the date indicated below.

GROSVENOR CAPITAL MANAGEMENT, L.P.

By:	/s/ Burke J. Montgomery
Name:	Burke J. Montgomery
Title:	Managing Director

GCM CUSTOMIZED FUND INVESTMENT GROUP, L.P.

By:	/s/ Burke J. Montgomery
Name:	Burke J. Montgomery
Title:	Managing Director